EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of WellPoint, Inc. for the registration of senior debt securities, subordinated debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated February 13, 2008, with respect to the consolidated financial statements and schedule of WellPoint, Inc., and the effectiveness of internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 10, 2008

Indianapolis, Indiana